ANNOUNCEMENT OF OPTION EXCHANGE PROGRAM

FROM:          John L. Dwight, Jr.

TO:              All Employees

SUBJECT:       OFFER TO EXCHANGE OPTIONS

DATE:            April 22, 2002

IMPORTANT NEWS -- PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE MAY 21, 2002.

     The Board of Directors has adopted resolutions offering to all eligible employees who hold stock options the opportunity to exchange their outstanding stock options for options exercisable at the fair market value of our stock on or about November 26, 2002 (the "New Grant Date"). We are making the offer upon the terms and conditions described in the Offer to Exchange, this Announcement of Option Exchange Program (the "Announcement"), and the Election Form. Please read these documents carefully before you make any decisions regarding the offer. This offer expires at 5:00 PM Eastern Daylight Time on May 21, 2002 (the "Expiration Date").

     If you elect to participate in this exchange, the existing unexercised stock option(s) you elect to tender (the "Old Option") will be cancelled and a promise to grant a new option (the "New Option") will be issued. The New Option will be for the same number of shares (split-adjusted) as your Old Option(s). The New Option will be granted under the terms of our 1996 Stock Plan (the "1996 Stock Plan"). This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

ELIGIBILITY

1. All current employees of PCD Inc. ("PCD" or the "Company") or any of our subsidiaries are eligible to participate in the exchange, except for (i) any employees who received their first PCD option grant after January 1, 2002; and (ii) any directors, including directors who are also employees of the Company (myself, Theodore C. York, James D. Switzer, Jerome D. Brady and John E. Stuart).

THE NEW OPTION

1. All grants cancelled pursuant to this program are eligible to be exchanged for a New Option.

2. The New Option will be priced at the fair market value of our stock on the day we grant the New Option (expected to be on or about the New Grant Date), which is defined as the closing price of our stock on Nasdaq on the last business day before the date of grant. THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTION COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTION, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT.

3. The New Option will be vested in accordance with the vesting schedule of the Old Option.

4. If your employment with the Company terminates for any reason, including voluntarily OR involuntary termination, disability or death prior to the New Grant Date, you will not receive a New Option.

5. All other rules of the 1996 Stock Plan will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All option grants issued to eligible employees are eligible for exchange for a New Option, assuming your election is received by 5:00 PM Eastern Daylight Time on the Expiration Date or, if we have extended the offer, by the new expiration of the offer.

2. Any of your outstanding, unexercised options may be cancelled. If you elect to cancel an Old Option, it may be cancelled in whole or in part.

3. If you decide to cancel a grant, all grants issued since October 22, 2001 (within the six months prior to commencement of the offer) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day after the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant the New Option on or about the New Grant Date, unless we have to change the date because the offer had been extended.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until after the New Grant Date. In lieu thereof, the Company may issue additional Promises To Grant Stock Option(s).

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if you terminate employment and do not receive a New Option.

6. All New Options will be the same type of options as your Old Options, to the extent allowed by law.

7. All rights to cancelled grants will be irrevocably forfeited.

     THIS OFFER IS NOT A GUARANTY OF EMPLOYMENT FOR ANY PERIOD. YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" EMPLOYMENT AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

     All eligible option holders must complete a PCD Inc. Offer to Exchange Options Election Form ("Election Form") and hand deliver or fax a signed copy to Jack Sheehan at (978) 538-3026 by the Expiration Date, no later than 5:00 p.m. Eastern Daylight Time. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) being cancelled if you wish to participate.

     PCD will e-mail a confirmation of receipt within 48 hours of receiving your Election Form.

     IF YOUR ELECTION IS RECEIVED AFTER 5:00 PM EASTERN DAYLIGHT TIME ON MAY 21, 2002, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE DECLINED TO ACCEPT THE EXCHANGE OFFER.

FREQUENTLY ASKED QUESTIONS

     The following are answers to some of the questions that you may have about this offer. I urge you to read carefully the Offer to Exchange and the Election (both of which are attached) because the information in this Announcement is not complete, and additional important information is contained in the remaining documents.

GENERAL QUESTIONS ABOUT THE PROGRAM

1.   WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

     We are offering to exchange all outstanding and unexercised PCD stock options held by eligible employees for New Options under the 1996 Stock Plan.

2.   WHY ARE WE MAKING THE OFFER TO EXCHANGE?

     We implemented the offer to exchange because a considerable number of employees have stock options, whether or not they are currently exercisable, that are priced significantly above our current and recent trading prices. We believe these options are unlikely to be exercised in the foreseeable future. This program is voluntary and will allow employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options in exchange for a New Option for the same number of shares to be granted on a date at least six months and one day from the date we cancel the tendered options, the New Grant Date. We expect the New Grant Date to be November 26, 2002. We hope that this program will improve the current underwater options issue, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this offer to exchange outstanding options for New Options that will have an exercise price equal to the market value of our common stock on the New Grant Date, we intend to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, creating better performance incentives for employees and thereby maximizing stockholder value.

3.   WHO IS ELIGIBLE?

     With the exception of (i) any member of PCD's Board of Directors, including myself, Theodore C. York, James D. Switzer, Jerome D. Brady and John E. Stuart, and (ii) any employee who first received an option grant after January 1, 2002, any current employee of PCD or its subsidiaries with a stock option at any price is eligible. You must be an employee as of May 21, 2002 (the "Commencement Date"), the date this offer commences, and remain an employee as of the date the options are cancelled in order to participate in this offer. In order to receive a new grant, you must remain an eligible employee as of the New Grant Date. Participation in the exchange offer is strictly voluntary.

4.   WHY ARE OPTIONS TO PURCHASE SHARES OF PCD UNDER THE 1992 STOCK OPTION PLAN EXCLUDED FROM THIS OFFER?

     Most of the options outstanding under the 1992 Stock Option Plan expire before November 26, 2002.

5.   WILL EMPLOYEES OUTSIDE THE UNITED STATES BE ELIGIBLE TO PARTICIPATE?

     Except as noted above, all employees with stock options are eligible.

6.   HOW DOES THE EXCHANGE WORK?

     The offer to exchange will require an employee to make a voluntary, irrevocable election to cancel outstanding stock options by 5:00 P.M. Eastern Daylight Time on the Expiration Date (unless we extend the offer), in exchange for a one-for-one grant of a New Option to be issued on the New Grant Date and priced at PCD's closing market price on the last business day before the New Grant Date. The New Options will retain the original vesting schedule of the cancelled options and will be subject to the terms and conditions of the 1996 Stock Plan. The duration of the New Option will be ten (10) years, commencing on the New Grant Date. To participate, employees must cancel any and all PCD options granted since October 22, 2001; but may choose to cancel some, all, or none of their options granted prior to October 22, 2001.

7.   WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE?

     To participate, you must complete the Election Form, sign and date it, and ensure that Jack Sheehan, our Chief Financial Officer, receives it no later than 5:00 P.M. Eastern Time on the Expiration Date. You can return your form either by fax at (978) 538-3026 to Jack Sheehan or you may hand deliver it to Jack at PCD Inc., 2 Technology Drive, Peabody, MA 01960.

8.   IS THIS A REPRICING?

     This is not a stock option repricing in the traditional sense. Under a traditional stock option repricing, an employee's current options would be immediately repriced and PCD would have a variable accounting charge against earnings.

9.   WHY CAN'T PCD JUST REPRICE MY OPTIONS, AS I HAVE SEEN DONE AT OTHER COMPANIES?

     In 1998, the Financial Accounting Standards Board adopted unfavorable accounting consequences for companies that reprice options. If we were to simply reprice options, the company's potential for profitability in the future would be in serious jeopardy, as we would be required to record a charge against earnings on any future appreciation of the repriced options.

10.  WHY CAN'T I JUST BE GRANTED ADDITIONAL OPTIONS?

     Because of the large number of underwater options currently outstanding at PCD, a total grant of additional options would have a negative impact on PCD's outstanding shares and earnings per share. Additionally, PCD has a limited pool of options that it is allowed to grant, without stockholder approval, and therefore our current reserves must be conserved for new hires and ongoing grants.

11.  WOULDN'T IT BE EASIER TO JUST QUIT PCD AND THEN GET REHIRED?

     This is not an alternative for us because this would be treated the same as a repricing if the rehire and resulting re-grant are within six months of the option cancellation date. Again, such a repricing would cause PCD to incur a variable accounting charge against earnings. In addition, by leaving PCD and being rehired later, an employee would not necessarily receive credit for prior service for vesting purposes

12.  IF I PARTICIPATE, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

     Options designated to be exchanged under this program will be cancelled on or about May 24, 2002 (the "Cancellation Date")

13.  WHAT IS THE DEADLINE TO ELECT TO EXCHANGE AND HOW DO I ELECT TO EXCHANGE?

     The deadline to participate in this program is 5:00 P.M. Eastern Daylight Time on the Expiration Date, unless we extend the offer. This means that Jack Sheehan must have your form in his hands before that time. We have no plans to extend the offer, but if it is extended, you will be notified. We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn, subject to our rights to extend, terminate and amend the offer

14.  WHAT WILL HAPPEN IF I DO NOT TURN IN MY FORM BY THE DEADLINE?

     If you do not turn in your Election Form by the deadline, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and subject to their original terms.

15.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY ELECTED OPTIONS?

     You may withdraw the options you have elected for exchange at any time before 5:00 P.M., Eastern Daylight Time, on the Expiration Date. To withdraw options elected for exchange, please request a Notice to Change Election from Accept to Reject from Jack Sheehan and submit it to him by 5:00 P.M. Eastern Daylight Time on the Expiration Date. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options until the new expiration of the offer.

16.  MAY I CHANGE MY MIND ABOUT WHICH OPTIONS I WANT TO TENDER FOR EXCHANGE?

     Yes, you may change your election at any time before the offer expires. In order to change your election, you must properly fill out, sign and date a new Election Form and deliver it to Jack Sheehan by hand delivery or by fax to (978) 538-3026 by 5:00 P.M. Eastern Daylight Time on the Expiration Date. Once you have done this, your previous Election Form will be disregarded. If we extend this offer, you may change your election until the new expiration of the offer.

17.  AM I ELIGIBLE TO RECEIVE FUTURE GRANTS IF I PARTICIPATE IN THIS EXCHANGE?

     Because of the accounting limitations, participants in this program are ineligible to receive any additional stock option grants until after the New Grant Date.

18.  WILL I HAVE TO PAY TAXES AS A CONSEQUENCE OF MY PARTICIPATION IN THIS EXCHANGE?

     Neither the cancellation of your options nor your receipt of a replacement option should give rise to a taxable event for you, but we recommend that you consult with your own tax advisor to determine if there are any tax consequences to tendering options for exchange that will apply to you, particularly if you reside outside the United States. If you exchange your current options for New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the date of grant of the New Options, you will not be required under current law to recognize income for U.S. federal income tax purposes. The grant of options that do not have a readily ascertainable fair market value is not recognized as taxable income in the United States. For employees residing both in and outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of electing to exchange options pursuant to the offer. All employees are strongly urged to read the Offer to Exchange for an additional discussion of the potential tax consequences.

19.  HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE?

     We understand that this will be a challenging decision for all employees. The program does carry considerable risk, and there are no guarantees of our future stock performance. Therefore, the decision to participate must be each individual employee's personal decision.

20.  WHAT DO MANAGEMENT AND OUR BOARD OF DIRECTORS THINK OF THE OFFER?

     Although our board of directors has approved this offer, neither we nor our board of directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Our board of directors is not eligible to participate in the offer.

21.  WHAT IF I LEAVE PCD BETWEEN THE DATE MY OPTIONS ARE CANCELLED AND THE DATE THE NEW OPTIONS ARE GRANTED?

     You will have forfeited the options tendered and accepted for exchange and you will receive no New Options. Once the offer to exchange expires (at 5:00 P.M. Eastern Daylight Time on the Expiration Date, unless the offer is extended), your election to tender your options is not revocable. Therefore, if you leave PCD or one of its subsidiaries voluntarily, involuntarily, or for any other reason, including death or disability, before your New Option is granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the New Option that would have been issued on the New Grant Date. THEREFORE, IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE NEW GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS ELECTED TO BE EXCHANGED IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE ON THE NEW GRANT DATE.

22.  WHAT ARE THE DIFFERENT KEY DATES REFERRED TO IN THE DOCUMENTS?

     There are a number of important dates in the offering documents that you will see over and over again. The Commencement Date is the date of this Announcement (April 22, 2002) and the day that starts the twenty day countdown in which you must decide whether or not to participate in the stock option exchange program. The Expiration Date, May 21, 2002, is the last day that you may tender your old options for New Options and the last day you may change your mind if you initially agreed to participate. The Cancellation Date, May 24, 2002, is three business days following the Expiration Date and the day that we officially cancel your Old Option(s). Although there is a three day delay, you may not change your decision within those three days. The New Grant Date, November 26, 2002, is the date that we grant you your New Option.

SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

23.  WHICH OPTIONS CAN BE CANCELLED?

     If you are eligible and elect to participate in this offer, you may opt to cancel one or more options, or any part of those options, granted under our 1996 Stock Plan with respect to those options granted to you prior to October 22, 2001. If you elect to cancel any options, you are required to cancel all options granted to you on or after October 22, 2001.

24. CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL, IF I HAVE MULTIPLE OPTIONS?

     You may choose to cancel one or more options, or any part of those options with respect to those options granted to you prior to October 22, 2001. It is up to you to pick which options, if any, you would like to tender for exchange. However, if you wish to participate in this program, you are required to cancel all options granted to you on or after October 22, 2001.

25.  CAN I CANCEL THE REMAINING PORTION OF AN OPTION THAT I HAVE ALREADY PARTIALLY EXERCISED?

     Yes, any remaining outstanding, unexercised portion of an option can be cancelled. The New Option will be on a one-for-one basis but only in replacement of the portion of the option cancelled.

26.  CAN I SELECT WHICH PORTION OF AN OPTION TO CANCEL?

     Yes, we will accept partially tendered options for cancellation and exchange subject to the answers provided in Questions 22-24 above. You must specify the number of shares you are tendering for cancellation under each option listed on your Election Form, and you will receive a "balancing" grant for the untendered amount as promptly as practicable following the expiration of the offer period.

27.  IF I CHOOSE TO PARTICIPATE, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE CANCELLED?

     If you elect to participate in this program, then on the Cancellation Date, or as soon as we can after that, we will cancel all of your outstanding options that were granted since October 22, 2001, plus any others that you elected to cancel. You will not have a right to be granted any further options from us until the New Grant Date, when your New Options will be issued.

SPECIFIC QUESTIONS ABOUT THE REPLACEMENT OPTIONS

28.  WHAT WILL BE MY NEW OPTION SHARE AMOUNT?

     Employees who participate in this program will receive a new replacement stock option on the New Grant Date exercisable for the number of shares cancelled under the old stock option(s) (subject to adjustment for stock splits, combinations, etc.). Each New Option will be granted under the 1996 Stock Plan pursuant to a new option agreement between you and us.

29.  WHAT WILL BE THE VESTING SCHEDULE OF MY REPLACEMENT OPTIONS?

     The vesting schedule for all replacement options granted in this program will be exactly the same as the vesting schedule for the cancelled options. Therefore, no employee will lose or gain vesting in the replacement option.

30.  WHAT WILL MY NEW OPTION EXERCISE PRICE BE?

     The exercise price for the New Options to be granted on the New Grant Date will be the fair market value of our stock on the date of grant, which is defined as the last reported sales price of our common stock on the Nasdaq National Market on the last business day before the date of grant. BECAUSE WE WILL NOT GRANT NEW OPTIONS UNTIL AT LEAST SIX MONTHS AND ONE DAY AFTER THE DATE WE CANCEL THE OPTIONS ACCEPTED FOR EXCHANGE, THE NEW OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR CURRENT OPTIONS. WE RECOMMEND THAT YOU OBTAIN CURRENT AND HISTORICAL MARKET QUOTATIONS FOR OUR COMMON STOCK, AMONG OTHER FACTORS YOU CONSIDER, BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

31.  WHAT WILL MY NEW OPTION TYPE BE, INCENTIVE STOCK OPTION OR NONQUALIFIED STOCK OPTION?

     Generally, you will receive the same option type you currently have. If you are a United States employee and your cancelled stock options were incentive stock options, your New Option will be an incentive stock option to the extent it qualifies as such under the Internal Revenue Code of 1986, as amended. If your cancelled options were nonqualified stock options, your New Option will be a nonqualified stock option. Please read the Offer to Exchange for additional information regarding the tax treatment of your options. In addition, we recommend that you consult your own tax advisor to determine the tax consequences of electing to exchange options pursuant to this offer.

32.  WHEN WILL I RECEIVE MY REPLACEMENT OPTIONS?

     We will grant the New Options on the New Grant Date, which will be at least six months and one day after the date the Old Options are cancelled. If we cancel options elected for exchange on the Cancellation Date, the third business day after the scheduled expiration date of the offer, the New Grant Date of the New Options will be on or about November 26, 2002.

33.  WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

     If we were to grant the New Options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be required for financial reporting purposes to record a compensation expense against our earnings. By deferring the grant of the New Options for at least six months and one day, we believe we will not have to record such a compensation expense.

34.  WHEN WILL I RECEIVE MY NEW OPTION AGREEMENT?

     Your New Option agreement will be sent to you as promptly as practicable after the New Grant Date.

35.  WHAT WILL BE THE TERMS AND CONDITIONS OF MY REPLACEMENT OPTIONS?

     Your New Options will be subject to the terms and conditions of the PCD Inc. 1996 Stock Plan. The terms and conditions of this plan are described in the Offer to Exchange. As noted above, the vesting schedule for the New Option will be exactly the same as the cancelled option. The terms and conditions of these plans are described in the Offer to Exchange.

36.  CAN I HAVE SOME EXAMPLES OF HOW AN OFFER TO EXCHANGE MIGHT WORK?

     Example 1

          Assumptions:

               Your Hire Date: January 1, 2001
               Your Original Stock Option: 1,000 shares, granted on February 15, 2001
               Your Original Stock Option Price: $18.00
               Your Original Vesting Schedule: 250 shares vest February 15, 2001, then annually thereafter until fully vested on February 15, 2004 or until termination of employment.
               Your Original Option Expiration Date: February 14, 2011
               Hypothetical Stock Price on New Option Grant Date: $4.00
               New Grant Date: November 26, 2002

     Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on the Cancellation Date. On the New Grant Date, we would grant you a new option for 1,000 shares, and in this example using the purely hypothetical stock price of $4.00, your new exercise price would be $4.00. The vesting schedule for this New Option will be the same as for the prior option, and therefore will be vested as to 500 shares on the New Grant Date, and will continue to vest 25% on each February 15 through 2004. The Expiration Date of the New Option will be the close of business on the day before the tenth anniversary of the New Grant Date.

     Example 2

          Assumptions:

               Your Hire Date: December 2, 2001
               Your Original Stock Option: 1,000 shares, granted on December 2, 2001
               Your Original Stock Option Price: $3.188
               Your Original Vesting Schedule: 250 shares vest December 2, 2001, then annually thereafter until fully vested on December 2, 2004 or until termination of employment.
               Hypothetical Stock Price on New Options Grant Date: $4.00
               New Grant Date: November 26, 2002

     Using the above assumptions for the sake of illustrating the offer to exchange, we would cancel your original stock option on the Cancellation Date. On the New Grant Date, we would grant you a New Option for 1,000 shares, and in this example using the purely hypothetical stock price of $4.00, your new exercise price would be $4.00. (Please note that this is higher than your original stock option price). The vesting schedule for this New Option will be the same as for the prior option, and therefore will have vested 250 shares by the New Grant Date and will continue to vest annually, beginning on December 2, 2002, through December 2, 2004.

37.  WHAT HAPPENS IF PCD IS ACQUIRED BEFORE THE REPLACEMENT OPTIONS ARE GRANTED?

     If we are acquired before the New Grant Date by way of a merger or similar transaction whereby the liabilities of PCD are assumed, the surviving corporation would inherit our obligation to grant replacement options. However, the replacement options would be options to purchase shares of the surviving corporation, and the exercise price would be equal to the market price of the surviving company's stock on the date of grant. For example, if we were acquired by means of a merger, the number of shares would be equal to the number of our shares that you would have received, multiplied by the exchange ratio that was used in the merger. In this case, your options would be subject to the terms and conditions of the acquiring company's stock option plan. If we are acquired before the New Grant Date by means other than a merger or similar transaction or if the acquiror does not have a similar stock option plan, we will use commercially reasonable efforts to obtain fair compensation for your options, based on the deal consideration and other relevant factors. Keep in mind, however, that we can make no guarantee regarding the results of these efforts. Please read the Offer to Exchange for more information.

38.  AFTER THE GRANT OF THE NEW OPTIONS, WHAT HAPPENS IF MY OPTIONS AGAIN END UP UNDERWATER?

     We are conducting this offer only at this time, considering the unusual stock market conditions that have affected many companies throughout the market, and particularly in our business sector. This is therefore considered a one-time offer and is not expected to be offered again in the future. Since your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock will likely be subject to continued fluctuation over the long term. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

39.  WHAT DO I NEED TO DO TO PARTICIPATE IN THE OFFER TO EXCHANGE PROGRAM?

     To participate, you must properly complete the Election Form, sign and date it, and ensure that Jack Sheehan receives it no later than 5:00 P.M. Eastern Daylight Time on Tuesday, May 21, 2002 or, if we extend the offer, no later than the new expiration of the offer. You can return your form either by fax to (978) 538-3026, or hand deliver it to Jack Sheehan, PCD Inc., 2 Technology Dr., Peabody, MA 01960. If you need an additional copy of the Election Form, you may contact Jack at (978) 532-8800. The company will provide additional copies at no expense to you.